Q3 2021 Liquidity Services, Inc. Earnings Conference Call

August 5, 2021 10:30AM ET

Company Participants

William P. Angrick, III - Chairman & Chief Executive Officer

Jorge A. Celaya - Chief Financial Officer

Gary Prestopino - Barrington Research Analyst

Operator

Welcome to the Liquidity Services, Inc. Third Quarter Fiscal Year 2021 Financial Results Conference Call. My name is James, and I'll be your operator for today's call. On the call today are Bill Angrick, Liquidity Services Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect Liquidity Services management's views as of today, August 5, 2021, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact a financial result is included in today's press release and in filings with the SEC, including the most recent annual report on Form 10-K.

As you listen to today's call, please have the press release in front of you, which includes Liquidity Services' financial results as well as metrics and commentary on the quarter. During this call, Liquidity Services management will discuss certain non-GAAP financial measures. In its press release and filings with the SEC, each of which is posted on its website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. Liquidity Services management will also use certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I'll turn the presentation over to Liquidity Services CEO, Bill Angrick.

William P. Angrick

Good morning, and welcome to our Q3 earnings call. I'll review our Q3 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter. We're grateful for our team's efforts to safely deliver outstanding results for our customers during the quarter. Our pioneering e-commerce marketplace solutions continue to power the $100 billion plus circular economy and our triple bottom line, which benefits businesses, communities and the environment. We achieved this through our safe and effective resale and redeployment of Surplus assets, a reduction of waste; and by creating markets for items that would otherwise be landfilled. During the quarter, we enabled a growing number of large enterprises, small businesses and government entities across the world to realize meaningful financial benefits and advance their sustainability programs.

Our Q3 results reflect continued strong growth across each of our segments, fueled by our scalable marketplace platform, software and expert services. As we continue to expand the volume and breadth of assets transacted on our marketplace platform, we are attracting more buyers, collecting more data to drive higher recovery value for sellers and, in turn, attracting more sellers. This technology-enabled Liquidity Services flywheel effect is a very attractive feature of our two-sided marketplace business model and is responsible for generating $61.5 million of operating cash flow and $40.5 million of adjusted EBITDA over the last 12 months through Q3. GMV in our GovDeals segment grew 152% over the prior year's comparable quarter, driven by the increasing adoption of our digital marketplace solution by government agencies over the traditional sales methods used for a broader array of assets, including vehicles, heavy equipment and real estate.

GMV in our Retail Supply Chain Group segment grew 36% over the prior year's comparable quarter, as large and SMB retail sellers expanded their use of our digital marketplaces and reverse supply chain solutions to capitalize on the secular growth of e-commerce. GMV in our Capital Assets Group segment increased 37% over the prior year's comparable quarter, driven by customer adoption of our online platform for the sale of heavy equipment, energy and biopharma assets in North America; and strong consignment sales events in Asia Pacific. Our Machinio segment grew revenue by 38% over the prior year's comparable quarter as equipment owners and dealers continued to demonstrate strong engagement with our digital marketing and inventory management solutions. Our newest marketplace, AllSurplus.com, also continued to thrive as new buyer registrations on the platform grew nearly 150% from a year ago, fueling strong GMV growth and price realization for sellers in key asset categories such as transportation, construction, real estate, consumer goods and biopharma.

We exited the quarter with $112 million of cash and $0 debt, and we continue to look for intelligent uses of cash, including organic growth initiatives to further penetrate large, untapped opportunities in our existing markets; share repurchases and tuck-in acquisitions. Similar to the rule of 40, we have established a framework for profitable growth to guide our investment decisions focused on achieving an attractive growth in gross profit, paired with an acceptable non-GAAP adjusted EBITDA margin as a percentage of gross profit. For the trailing 12 months through Q3, our gross profit, which is a proxy for net revenues, is up 35% over the prior year. And our non-GAAP adjusted EBITDA margin as a percentage of gross profit is 28%. Based on our current momentum, we anticipate continuing to use this framework to strategically balance investment opportunities as we optimize our technology and services for the long term. In closing. We thank our team members across Liquidity Services for their dedication to our mission as the world's largest B2B e-commerce marketplace for business and government surplus. And we're very excited to continue to create value for our customers and shareholders.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Thank you, Bill, and good morning. We ended the quarter above guidance on all metrics, with continued strength of activity across all our businesses contributing to the better-than-expected results. We completed the third quarter of fiscal year 2021 with GMV of $244.7 million, an 88% increase from $130.1 million in the same quarter last year. Revenue for the third quarter was $69.7 million, a 46% increase compared to the same quarter last year; while net income for this third quarter was $8.4 million, resulting in diluted earnings per share of $0.24. Non-GAAP adjusted EBITDA was $13.3 million or 19.1% of revenue, a $9.7 million improvement year-over-year for the fiscal third quarter ending June 30 of 2021. Compared to last year, our volumes are up and our gross margin is up, which, combined with our cost control over operating expenses yielded fall-through, resulting in the solid bottom line results.

We are proud of the accomplishments since we began our transformation that has positioned us well to benefit from the accelerated rise in e-commerce B2B activity. We feel poised to further optimize our technology and services as we look ahead to executing on our growth initiatives. Registered buyers are now at almost $4 million, with auction participation up 47% this quarter, which is typically one of our seasonally high quarters and compared favorably to the pandemic low third quarter last year; while completed transactions were up 38% quarter-over-quarter. The third quarter fiscal year 2021 comparative year-over-year consolidated financial results demonstrated the impact our multiyear business transformation and investments in technology are having on our businesses. We are driving operating leverage from our platform and diverse service offerings, allowing us to capitalize on the market opportunity presented by the increasing demand for sustainable e-commerce solutions by large enterprises, small businesses and government entities.

We continue to see growing interest in the consignment model, which includes self-directed solutions. And its impact continues to show in our improved gross profit margins as a percent of revenue, which increased to 59% this quarter from 53% last year. Our margins also benefited from the mix of products sold and asset recovery rates achieved, partly influenced by favorable macroeconomic trends in certain asset categories, such as transportation. Our bottom line results reflect the overall increase in topline volumes, the benefits to gross profit margin and leverage in our operating expenses. The prior year comparable period included significant negative topline impacts from the initial COVID-19-related economic restrictions. Specifically comparing these third quarter results for the same quarter last year, our GovDeals segment was up 152% on GMV and 143% on revenue. Our retail RSCG segment was up 36% on GMV and up 31% on revenue, and our CAG segment GMV was up 37% and up 33% on revenue. Machinio revenue was up 38%. Consignment GMV activity grew proportionally faster than our purchase offering to seller clients.

We have a debt-free balance sheet and ended the quarter with $112.7 million in cash, up $25.1 million from last quarter. We have $15 million in remaining authorization to perform additional share repurchases. We continue to see a strong pipeline, expanding customer relationships and other indicators of positive performance going forward. And we believe we are well positioned to create value by emphasizing platform services that deliver optimal liquidity for our customers, further enabled by our technology-based marketplace solutions. Our fourth quarter of fiscal year 2021 guidance range is above our results for the same period last year, reflecting anticipated increases in transaction volumes and the accelerated market adoption of the online economy that is creating strong demand for our services from both new and existing customers. The COVID-19 restrictions last year accelerated the general macro trend toward greater e-commerce online transacting. Last year's fiscal year fourth quarter did include processing of seller backlog that accumulated during the earlier stage of the pandemic and more than offset what would typically have been a seasonally low fourth quarter.

While we expect the resumption of seasonal trends in our results with fourth quarter of fiscal year '21 being sequentially slightly below Q3, we anticipate year-over-year growth to continue during the upcoming fiscal fourth quarter. In addition, as part of our Q4 fiscal year '21 guidance, the positive macroeconomic factors that have favorably increased recovery rates in certain asset categories since Q4 of fiscal year '20 are expected to continue even as our expanding volumes drive growth. Management's guidance for Q4 of fiscal year '21 is as follows. We expect GMV to range from $225 million to $240 million. GAAP net income is expected in the range of $5.5 million to $8.5 million, with a corresponding GAAP diluted earnings per share ranging from $0.15 to $0.24 per share. We estimate non-GAAP adjusted EBITDA to range from $10 million to $12 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.20 to $0.28 per share. This guidance assumes that we have approximately 35.6 million diluted weighted average shares outstanding during the fourth quarter of fiscal year 2021.

Thank you. And we will now take questions.

Operator

Our first question comes from Gary Prestopino of Barrington Research.

Gary Prestopino

Good morning everyone. Bill, a couple of things here. In terms of driving returns, increase in returns, should we look at your increase in gross profit as maybe a proxy for what you've done to the company over time to position it to drive higher returns in the market?

William P. Angrick

Absolutely. I think the gross profit dollars, which approximate net revenues in substance for us because it's net of cost of services or any product COGS, which is only about 15% of our GMV. That's derived directly from revenue sharing, commission arrangements with our sellers. So as we sell assets for more value, we drive higher proceeds for our sellers and higher commission revenues for Liquidity Services. And that's certainly reflected in gross profit. We also benefit from penetrating higher value asset categories. And we commented that more and more of our corporate and government clients are seeing our platform, which is effectively AllSurplus.com, as a one-stop platform for all assets, including construction equipment, trucks, vehicles, cars.

And those higher-value assets are fundamentally higher margin, because we're putting more dollars through every completed transaction. And I just think there's an ongoing continuous improvement ethos within how we manage the marketplace. We're becoming better at matching prospective buyers, existing registered buyers, with the right assets. We harvest quite a bit of information about browsing and buying and bidding history. And we make those correlations of what a new buyer would be interested in based on prior patterns of legacy buyers. And that better matching means more auction participation, which drives higher recovery. So for all those reasons, we agree with your statement.

Gary Prestopino

Okay. And then, is there any way that you can factor out what the catchup in GMV in Q4 was last year, so we can get more of a normalized growth rate for GMV versus the guidance you've given? I mean, I went back and looked, and I think it was in Q4 of 2019, I think you did $158 million of GMV. Because usually, seasonally, you do have a step-down here. So I'm just trying to get an idea of what a more normalized growth would be.

Jorge Celaya

Gary, this is Jorge. So the best way, I think, for you to look at it, is to, yes, look at our 2019 numbers. But then also, you can see the drop in last year's numbers in the third quarter, where our GMV dropped to 130 from what would have been a higher typical run rate that you would have seen sequentially the two prior quarters. So when you see that drop, you get a sense of what was the COVID drop, so to speak. As we have indicated, most of that, from a backlog perspective, was caught up in the fourth quarter of 2020, where we had close to $197 million or so in GMV in the fourth quarter of last year. So despite having that high fourth quarter last year of -- excuse me if I got the number wrong -- about $197 million in GMV last year, our guidance is still sequentially well above last year's number. And I think that is depictive of the more general momentum that we're trying to indicate about our fundamental business and macroeconomic trends in what we do.

William P. Angrick

Gary, just to add on -- we have a framework we described where we're focused on sustaining profitable growth. We believe the market, a very attractive existing market for commercial, retail supply chain, government, allows us to drive, say, 20% topline growth and 20% EBITDA margin. So those, metrics, are similar to the notion of the rule of 40 for very attractive sustainable growth businesses. And we pointed out that we like to point to gross profit as a proxy for net revenue because it neutralizes any differences for GAAP accounting on consignment versus purchase model GMV. And that number has been up 35% over year-over-year of the prior 12-month trailing period. So that gives you a sense of sort of the normalization of growth.

Gary Prestopino

Right. And I'm just -- I'm getting a lot of questions here as to why the stock is down. And the only thing that I can think of is that, to some, the guidance for GMV is not showing the kind of growth that they wanted, and trying to get an understanding of what the catchup was in Q4. But I think if you use the baseline Q4 number, you can see there's a tremendous amount of growth in GMV quarter-to-quarter there.

Jorge Celaya

And as Bill indicated, Gary, one of the reasons we commented on the trailing 12 months is because it kind of normalizes these quarter-to-quarter things. We remind everyone that the fourth quarter is typically -- you go back as many years as you want to go back, you're only going to find a couple of occasions where that has not been the case where the fourth quarter sequentially drops slightly. And that's what we're indicating at this time, that we think the seasonal trend will be that. That does not necessarily have any bearing on what goes beyond that, right?

And you're exactly right. When you compare this quarter we just finished to the same quarter last year, the same quarter last year was unusually low. But the fourth quarter of last year, which we're now giving guidance to compare to, had a lot of that catchup; it was unusually high. But when you see the trends over the last 12 months, pick your metric, right? Pick your growth, pick your cash, pick your profitability metric, pick your margin. Pick any metric. And I think it tells the story of where we are today.

Gary Prestopino

Okay. Thank you.

Operator

And it would appear we have no more questions.

William P. Angrick

Thank you, James. Thank you, everybody.

Duration: 25 minutes